                        Pomeroy Computer Resources, Inc.
                 Exhibit 11 - Computation of Earnings Per Share
                    (in thousands, except per share amounts)


                                                 Quarter Ended
                                                   April 5,
                                              ------------------
                                                2003      2002
                                              --------  --------
BASIC
Weighted average common shares
outstanding                                     12,451    12,698
                                              ========  ========

Net income                                    $  1,506  $  4,663
                                              ========  ========

Net income per common share                   $   0.12  $   0.37
                                              ========  ========

DILUTED
Weighted average common shares
outstanding                                     12,451    12,698

Dilutive effect of stock options outstanding
during the period                                   14        91

Total common and common equivalent
shares                                          12,465    12,789
                                              ========  ========

Net income                                    $  1,506  $  4,663
                                              ========  ========

Net income per common share                   $   0.12  $   0.36
                                              ========  ========


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